EXHIBIT 10.1

February 9, 2016

Private and Confidential

Mr. Brian Difeo and Mr. Anthony Danielle

Co-Founders

The Mobile Media Lab

902 Broadway

New York, NY 10010

Dear Mr. DiFeo and Mr. Danielle:

Re: Offer to Purchase the Membership Interests in The Mobile Media Lab LLC (The "Company")

BETWEEN: Brian DiFeo, and Anthony Danielle as "Vendors".

AND: Sharkreach, Inc as "Purchaser".

WHEREAS:

1.	The Vendors own 100% of the membership interests in The Mobile Media Lab LLC ("MML"). MML is a private company with its head office based in New York, NY.

2.

The Purchaser is a publicly-traded company (OTC: SHRK) and hereby offers to purchase from the Vendors, 100% of membership interests in MML. As of the date of this Offer letter, the Purchaser has 44,919,932 shares of common stock issued and outstanding.

3.	The Purchase is to be structured on the most tax-effective basis for both Vendor and Purchaser.

Terms and Conditions

1.	Purchase Structure – It is the intention of the Purchaser to purchase all of the membership interests in MML.

2.	Purchase Price – The Purchasers are offering, in aggregate, $500,000 for 100% of the membership interests in MML.

3.

Free and Clear of Debts – This offer is contingent on MML being free and clear of any short or long-term debt obligations. The Vendors hereby confirm and endorse that MML generated no less than $400,000 in sales in calendar year 2015.

4.

Upon the closing of the Purchase ("Closing"), the Vendors shall become employees of the Purchaser pursuant to employment contracts that include the following minimum guaranteed terms, together with such other terms of employment that the parties negotiate between the date of this Offer and the Closing.

5.

Full terms of employment agreements for each of Mr. DiFeo and Mr. Danielle will be agreed upon further negotiation. Such terms shall include incentive bonuses, health insurance and retirement benefits, stock option plan participation, guaranteed annual increases in salary, and other terms to be agreed between the parties prior to Closing. Should the parties be unable to come to terms regarding employment of Mr. DiFeo and Mr. Danielle pursuant to this provision, the Vendors shall have the right to reject the Offer set forth in this letter.

SHARKREACH, INC.

205 Pier Avenue

Hermosa Beach, CA

90254 United States

Telephone: (888) 481.6161

info@sharkreach.com

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6.	Working Capital Adjustment Method – It is assumed that working capital will not materially change between the date of this offer and the closing date.

7.

Due Diligence – The Vendors and all other employees of the Company will agree to provide the Purchaser with their full cooperation during the Due Diligence period (February 9, 2016 – February 26, 2016). Upon completion of the Due Diligence period and upon receipt of an acceptable and binding term sheet from the Purchaser, the Purchaser will inform the Vendor of its intention to proceed to Closing. In the event the parties have satisfactorily completed their respective Due Diligence and consent to move forward with this transaction, a binding and comprehensive share purchase agreement that incorporates the key terms of this Offer together with such other terms as shall be negotiated between the parties will then be executed.

During the Due Diligence period, the Vendors accept that a representative of the Purchaser will have reasonable access to the Vendors, other key employees and any materials or records deemed pertinent to the due diligence process.

A copy of a 'preliminary' due diligence listing is contained in Appendix A to this Offer letter.

In the event that the Cash on Closing set forth in para. 8(a) below represents less than fifty percent (50%) of the Purchase Price, then the Purchaser shall, during the Due Diligence period, provide the Vendors with their full cooperation in providing all of the information and documentation set forth in Appendix A to this Offer letter; Purchaser capitalization table, business plan and financial projections; copies of offer letters or similar agreements entered between the Purchaser and third party vendors; such supplemental due diligence requests as the Vendors may present to the Purchaser in the course of the Due Diligence period.

The Vendors and the Purchaser each acknowledge that they may come into Confidential Information (defined below) regarding the other party in the course of Due Diligence or otherwise from the date of this Offer letter until the Closing. The parties further agree that such Confidential Information is proprietary either to the Purchaser or to MML, and highly sensitive in nature. Each party agrees, for a period of five (5) years from the date of this Agreement, to refrain from disclosing any Confidential Information to any third party absent the advance written consent of the party that owns the Confidential Information. For the purpose of this Offer letter, "Confidential Information" is the information and materials of either party or their clients or customers obtained during the Due Diligence period or otherwise in connection with the Purchase that is generally unknown to the public or in the industries and trades in which Purchaser and/or MML compete, including but not limited to trade secrets, client lists, influencer lists, business plans and models, any documentation marked "confidential," and any information disclosed pursuant to the other party's Due Diligence document requests as set forth in Appendix A to this Offer letter or otherwise. Confidential Information shall not include information that (i) was publicly known or available in the public domain prior to the time of disclosure to the other party; (ii) becomes publicly known or available in the public domain after disclosure by one party to other party; or (iii) is in the possession of the other party, or becomes available to the other party, without confidentiality restrictions.

Neither party shall, without the prior written consent of the other party, utilize any Confidential Information belonging to the other party to circumvent or compete with the other party.

SHARKREACH, INC.

205  Pier Avenue

Hermosa Beach, CA

90254 United States

Telephone: (888) 481.6161

info@sharkreach.com

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8.	Closing Date – On or before February 28, 2016. Such date can be extended by up to a further 30-days subject to agreement by all parties.

9.	Financing Format

(a)	Total Cash: $100,000

a.	$33,000 on closing

b.	$33,000 at 30 days

c.	$34,000 at 60 days

(b)	Shares of Commonly Traded stock in Sharkreach, Inc. valued at Closing: $400,000, 50% of such shares to Mr. DiFeo and 50% of such shares to Mr. Danielle (collectively, "Vendors' Shares").

(c)

The number of shares constituting the Vendors' Shares shall be adjusted at Closing to ensure that the Vendors' Shares represent the greater of (i) $400,000 in value; or (ii) 1% of the then issued shares in the Purchaser corporation.

(d)

The Vendor Shares shall carry a restriction from trading for a period of one year (12 months) following the Closing). The Purchaser represents that all shares held by the founders of Sharkreach, Inc. are subject to the same restrictions as the Vendor Shares, and that such restrictions shall continue for at least as long as the restrictions on the Vendor Shares. Following expiration of the restriction period, the Vendors shall be free to sell their shares.

10.	Founder Employment Agreement:

The Vendors will consent to a minimum two (2) year employment agreement with the Purchaser on commercially reasonable terms, and shall include the minimum terms set forth in this Offer letter.

Vendor's employment will commence at Closing. In the event the Vendors chooses to depart Sharkreach, Inc. prior to the expiration of their employment contracts, they will not be entitled to any additional severance beyond the outstanding amount payable under the earn out provisions.

11.	General Conditions:

a.	This offer is governed by the laws of the State of New York.

b.	No public announcement to be made without prior written permission of both the Vendors and the Purchaser.

c.	This offer is open for acceptance until 1:00pm EST on February 10, 2016.

d.	Each party to this agreement will be responsible for their own costs.

 SHARKREACH, INC.

205 Pier Avenue

Hermosa Beach, CA

90254 United States

Telephone: (888) 481.6161

info@sharkreach.com

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AGREED AND ACCEPTED:

On behalf of the Vendors;

/s/ Brian DiFeo
Mr. Brian DiFeo
Founder
Date: Feb 10 2016

/s/ Anthony Danielle
Mr. Anthony Danielle
Founder
Date: Feb 10 2016

On behalf of the Purchaser;

/s/ Steve Smith
Mr. Steve Smith
CEO & Director
Date: 2/10/16

SHARKREACH, INC.

205 Pier Avenue

Hermosa Beach, CA

90254 United States

Telephone: (888) 481.6161

info@sharkreach.com

4

Appendix A

A. Organization

* The Company's Articles of Incorporation, and all amendments thereto.

* The Company's Bylaws, and all amendments thereto.

* The Company's organizational chart (we are fully expecting this to be a fairly flat chart).

* The Company's list of shareholders and number of shares held by each.

* Copies of agreements relating to options, voting trusts, warrants, puts, calls, subscriptions, and convertible securities.

* A list of all of the Company's assumed names and copies of registrations thereof.

B. Financial Information

* Audited financial statements for three years, together with Auditor's Reports.

* The most recent unaudited statements, with comparable statements to the prior year.

* If applicable Auditor's letters and replies for the past five years.

* The Company's credit report, if available.

* Any projections, capital budgets and strategic plans.

* A schedule of all indebtedness and contingent liabilities if applicable

* A schedule of inventory.

* A schedule of accounts receivable.

* A schedule of accounts payable.

* A description of depreciation and amortization methods and changes in accounting methods over the past five years.

* Any analysis of fixed and variable expenses.

* Any analysis of gross margins.

* The Company's general ledger.

* A description of the Company's internal control procedures.

C. Physical Assets

* A schedule of fixed assets and the locations thereof.

* All leases of equipment.

* A schedule of sales and purchases of major capital equipment during last three years.

D. Intellectual Property

* A schedule of domestic and foreign (if applicable) patents and patent applications.

* A schedule of trademark and trade names.

* A schedule of copyrights.

SHARKREACH, INC.

205 Pier Avenue

Hermosa Beach, CA

90254 United States

Telephone: (888) 481.6161

info@sharkreach.com

5

* A description of important technical know-how.

* A description of methods used to protect trade secrets and know-how.

* Any "work for hire" agreements.

* A schedule and copies of all consulting agreements, agreements regarding inventions, and licenses or assignments of intellectual property to or from the Company.

* Any patent clearance documents.

* A schedule and summary of any claims or threatened claims by or against the Company regarding intellectual property.

E. Employees and Employee Benefits

* A list of employees including positions, current salaries, salaries and bonuses paid during last three years, and years of service.

* All employment, consulting, nondisclosure, nonsolicitation or noncompetition agreements between the Company and any of its employees.

* Resumés of key employees.

* Copies of all stock option and stock purchase plans and a schedule of grants thereunder.

F. Taxes

* Tax returns for the last three years.

* Any tax settlement documents for the last three years.

G. Material Contracts

* A schedule of all subsidiary, partnership, or joint venture relationships and obligations, with copies of all related agreements.

* Copies of all contracts between the Company and any officers, directors, 5-percent shareholders or affiliates.

* All loan agreements, bank financing arrangements, line of credit, or promissory notes to which the Company is a party.

* All security agreements, mortgages, indentures, collateral pledges, and similar agreements.

* All guaranties to which the Company is a party.

* Any installment sale agreements.

* Any distribution agreements, sales representative agreements, marketing agreements, and supply agreements.

* Any letters of intent, contracts, and closing transcripts from any mergers, acquisitions, or divestitures within last five years.

* Any options and stock purchase agreements involving interests in other companies.

* The Company's standard quote, purchase order, invoice and warranty forms.

* All nondisclosure or noncompetition agreements to which the Company is a party.

* All other material contracts.

H. Litigation (if applicable)

* A schedule of all pending litigation.

* A description of any threatened litigation.

* Copies of insurance policies possibly providing coverage as to pending or threatened litigation.

* Documents relating to any injunctions, consent decrees, or settlements to which the Company is a party.

* A list of unsatisfied judgments.

SHARKREACH, INC.

205 Pier Avenue

Hermosa Beach, CA

90254 United States

Telephone: (888) 481.6161

info@sharkreach.com

6

I. Insurance Coverage

* A schedule and copies of the Company's general liability, personal and real property, product liability, errors and omissions, key-man, directors and officers, worker's compensation, and other insurance.

* If applicable, a schedule of the Company's insurance claims history for past three years.

J. Professionals

* A schedule of all law firms, accounting firms, consulting firms, and similar professionals engaged by the Company during past five years.

K. Articles and Publicity

* Copies of all articles and press releases relating to the Company within the past three years.

SHARKREACH, INC.

205 Pier Avenue

Hermosa Beach, CA

90254 United States

Telephone: (888) 481.6161

info@sharkreach.com

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